NEWS RELEASE
Contacts: Joseph S. Tesoriero
818-879-6900
DOLE FOOD COMPANY, INC. ANNOUNCES TRANSACTION FOR PURCHASE OR SALE OF ITS INTEREST IN JP FRUIT DISTRIBUTORS LTD.
WESTLAKE VILLAGE, California, September 25, 2006 – Dole Food Company, Inc. today announced that, pursuant to pre-existing agreements, Dole initiated a buy-sell process under which Dole either will buy the 65% of JP Fruit Distributors Ltd. (“JPFD”) it does not already own, or else will sell the 35% of JPFD that it does own. JPFD imports and sells fresh produce in the United Kingdom. The owner of the 65% interest in JPFD, Jamaica Producers Group Ltd. (“JPG”), is required either to accept Dole’s offer to buy JPG’s 65% interest or, alternatively, to accept Dole’s offer to sell its 35% interest in JPFD. Dole expects that the offers will be considered by the JPG Board on October 2, 2006. Dole is considering expressions of interest by potential partners with respect to the ownership and operation of JPFD, if Dole ends up as the buyer.
Dole Food Company, Inc., with 2005 revenues of $5.9 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; electrical power supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.